Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Registration Statements on Form S-3 (Nos. 333-207359 and 333-218949) and Form S-8 (Nos. 333-210058, 333-203032, 333-200413, and 333-216432) of our report dated February 28, 2017, with respect to the consolidated financial statements of Otic Pharma Ltd. and its subsidiary (which comprise the balance sheets as of December 31, 2016 and 2015, and the related Statements of Operations, Changes in Shareholders Deficit and Cash Flows for the year and period then ended, and the related notes to the financial statements) appearing in the Definitive Proxy Statement on Schedule 14A, filed by Tokai Pharmaceuticals, Inc. on April 7, 2017.

/s/ Brightman, Almagor Zohar & Co.

Brightman, Almagor Zohar & Co.

Certified Public Accountants

Member of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

July 25, 2017